SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SOUTHERN UNION COMPANY
(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Southern Union Company
Robert M. Kerrigan, III
Vice President - Assistant General Counsel & Secretary
Direct Dial: 570.614.5128
Fax: 570.614.5158

April 25, 2006

Re: Southern Union Company 2006 Proxy Statement

Dear Stockholder:

On April 24, 2006, Southern Union Company (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that, in the NYSE's opinion, Proposal Two of the Company's Proxy Statement “To Approve the Sale of the Rhode Island Operations of Southern Union's New England Gas Company Division” should be classified as a “routine” matter. Therefore, if you are a beneficial owner of the Company's common stock and return signed and dated proxy cards, but do not mark any selections, your broker may vote your shares on Proposal Two, in addition to Proposal One and Proposal Six.

Additionally, on April 25, 2006, the Company was notified by Institutional Shareholder Services Inc. (“ISS”) that ISS had issued an updated report changing their recommendation to a vote “FOR” Proposal Two of the Company's Proxy Statement “To Approve the Sale of the Rhode Island Operations of Southern Union's New England Gas Company Division.” The reasons for the changed recommendation are detailed in the ISS report dated April 25, 2006. To follow ISS’ recommendations, shareholders should remember to vote or revote, if necessary, their shares “FOR” Proxy Proposal Two.

Sincerely,

/s/ Robert M. Kerrigan, III
Robert M. Kerrigan, III

RMK/bmn